EXHIBIT 10.62

TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE (the “Agreement”) is entered into effective as of December 24, 2004, by and between MRS. FIELDS FRANCHISING, LLC, a Delaware limited liability corporation (“MFF”), the successor in interest to MRS. FIELDS’ BRAND, INC, and SHADEWELL GROVE IP, LLC (“Shadewell”), the successor in interest to NONNI’S FOOD COMPANY, INC.  MFF and Shadewell sometimes are referred to in this Agreement individually, as a “Party” and collectively, as the “Parties.”

RECITALS

A.            MFF is in the business of selling high-end specialty cookies and other treat items, or franchising or licensing others to use its marks and trade names to sell similar or related products.

B.            Shadewell is a food production and distribution company that had obtained the right to use MFF marks and trade names to sell, inter alia, frozen cookie dough under the MFF marks and trade names.  The right to produce and market frozen cookie dough was granted by way of an agreement entered into between the Parties dated the 2nd of January, 2002, and entitled TRADEMARK LICENSE AGREEMENT (the “Dough Agreement”) attached hereto as Exhibit A.

C.            The Parties desire now to terminate and end all activities pertaining to the Dough Agreement and their relationship thereunder, and to set forth in this Agreement the terms and understandings concerning termination of the Dough Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.             Termination of the Dough Agreement.  The Parties acknowledge and agree, in accordance with the terms and conditions set forth herein, that the Dough Agreement and all of the Parties’ obligations thereunder, except those that shall expressly survive termination as set forth herein, are hereby terminated and shall have no further force and effect after the effective date of this Agreement

THE PARTIES ACKNOWLEDGE AND AGREE THAT THOSE OBLIGATIONS AND DUTIES WHICH HAVE EFFECT ON A POST-TERMINATION BASIS AND WHICH ARE EXPRESSLY SET FORTH IN THE DOUGH AGREEMENT SHALL BE PERFORMED AND OBSERVED HEREAFTER TO THE EXTENT AND FOR A TERM AS EXPRESSED IN THE DOUGH AGREEMENT.

2.             Termination Fee Payment by MFF to Shadewell.  In consideration of each of the covenants and terms set forth herein, including without limitation agreeing to terminate its rights under the Dough Agreement and agreeing to grant MFF a Release from liability pertaining to such, MFF hereby agrees to pay Shadewell, which includes any amounts that may be owed to

Shadewell by MFF under the Dough Agreement for any reason, One Million Fifty Thousand U.S. Dollars ($1,050,000.00 USD) which shall be due and payable to Shadewell upon full execution of this Agreement.

3.             Disposal of Inventory; Merchandising Materials.  The Parties agree that Shadewell shall (i) immediately cease all marketing and sales activity with respect to the Royalty Bearing Products under the Dough Agreement (“Dough Products”) and (ii) within six (6) months from the date hereof (such period, the “Sell-Off Period”), complete any current business commitments and delivery of product that pertains to its operations under the Dough Agreement.  In addition, as previously agreed to in Section 17 of the Dough Agreement, during the Sell-Off Period Shadewell shall be permitted to sell off all inventory through its normal business activities and channels, and in accordance with the policies, prices and standards established for marketing and distribution of the Dough Products in the manner set out in the Dough Agreement.  All activities during the Sell-Off Period shall include the payment of all royalties accrued as determined by Section 5 of the Dough Agreement.  After the expiration of the Sell-Off Period, the Parties agree that no further Dough Products will be sold by Shadewell to any third party, and all remaining excess inventory, if any, will be destroyed or otherwise disposed of in the manner mutually agreed upon by the parties at that time.  Shadewell agrees, if requested by MFF, to provide an accounting of the inventory at the end of the Sell-Off Period and to provide proof of disposal or destruction of all excess inventory.  The Parties agree that all business operations of Shadewell that pertain to the Dough Agreement shall cease by, at the latest June 30, 2005.  MFF agrees to use its commercially reasonable efforts to cause its franchisees to buy at cost the merchandising materials (including ovens and marketing displays) currently used by Shadewell in connection with the sale and distribution of Dough Products.

4.             Indemnification and Insurance.  Notwithstanding anything to the contrary set forth herein, the Parties’ provisions regarding Insurance in Section 14, and the Parties Indemnification obligations under Section 20 of the Dough Agreement, shall remain in place as long as the product contemplated in the Dough Agreement remain in the stream of commerce.

5.             No Obligations.  Shadewell hereby represents and warrants that (i) it has not entered into any agreements that would obligate Shadewell to sell, deliver or distribute any Dough Products at any point after the Sell-Off Period and (ii) the execution and performance of this Agreement will not violate the terms of any agreement, contract or commitment to which Shadewell is a party.

6.             Confidentiality.  The Parties, and each of them, shall keep strictly confidential this Agreement and the events giving rise to this Agreement, including the performance of either Party pursuant to this Agreement.  In addition, the Parties continue to be bound by the terms of Section 15 of the Dough Agreement regarding confidentiality of any protected information disclosed between the parties previously.  This provision shall remain in force at any time following the ceasing all business operations under the Dough Agreement.  In the event of any breach of this Section, the non-breaching Party may apply to the appropriate court for injunctive relief, and further the non-breaching Party may proceed with an action in the appropriate court for damages resulting from such prohibited disclosures.

7.             Enforcement and Support Assistance.  The Parties agree to work together and cooperate to help enforce the provisions and intent of this Agreement as well as the intent of their other trademark license agreements.  Specifically, the Parties agree as follows:

a.             Dough Agreement.  Shadewell agrees to assist MFF to ensure all product contemplated under the Dough Agreement is removed from commerce within a reasonable amount of time, and agrees to help identify and address instances where consumers may seek to continue to obtain or use the product that relates to the Dough Agreement after termination of this Agreement. Moreover, in the event it is necessary to execute any additional documents to carry out the intent of this Agreement, the Parties will reasonably cooperate to draft, execute, and if necessary, record or file such documents.

b.             Maxfield Activities.  As Maxfield Candy Co., a Utah Corporation (“Maxfield”) holds a license to sell “Munchers” candy under the MFF marks and trade names, MFF agrees to use its best efforts to cause Maxfield to change any Potentially Confusing Packaging that they submit for approval after the date hereof to reduce confusion between products licensed to Maxfield and products licensed to Shadewell.  In addition, MFF will endeavor to share with Shadewell any Potentially Confusing Packaging prior to its approval by MFF.  In addition, MFF agrees to use commercially reasonable efforts to cause Maxfield to change its existing Potentially Confusing Packaging to reduce confusion between products licensed to Maxfield and products licensed to Shadewell.  Moreover, MFF agrees to inform Maxfield when MFF learns “Munchers” candy receives retail product placement with cookies rather than candy and to use commercially reasonable efforts to cause Maxfield to have the “Munchers” product relocated to the candy isle to avoid confusion with the shelf-stable cookie and related products that are licensed to Shadewell.  “Potentially Confusing Packaging” shall mean packaging for a product licensed to Maxfield that is potentially confusing with a product licensed to Shadewell.

8.             Release.  In consideration of the termination fee and the other covenants and agreements set forth herein, Shadewell, on its behalf and for any company or entity in which Shadewell may hold any interest, and for each of their employees, agents, spouses, successors, assigns, heirs, personal representatives, executors and administrators (collectively, the “Releasor Parties”), hereby releases and forever discharges MFF, and any affiliate, wholly-owned or controlled corporation, subsidiary, predecessor, successor or assign of MFF, and any former or current shareholder, officer, director, employee, consultant or agent of any of them (the “Company Parties”), from any and all claims, damages, agreements, contracts and indebtedness, whether presently known or unknown, actual or potential, whether arising now or in the future, which any of the Releasor Parties may now have, or may hereafter claim to have against any of the Company Parties arising out of or related to the contents, activities and any actions taken that pertain to the Dough Agreement, or other obligations, performance or payments related to the Dough Agreement (the “Released Claims”), and further promises never from this day forward, directly or indirectly, to assert or maintain any action thereon against the Company Parties, in any court or tribunal in any jurisdiction arising from or related to the Released Claims.  In the event any of the Releasor Parties breaches any of the covenants made herein by any act or omission, the breaching party shall pay, by way of indemnification, all costs and expenses of any of the Company Parties caused by such act or omission, including reasonable attorneys’ fees.  Specifically excluded and excepted from the scope of this Section shall be those continuing duties and obligations of MFF as set forth in this Agreement, including the indemnification obligations set forth in Section 4 above.

9.             Warranties of the Parties.  The Parties represent and warrant that they each have the right and authority to execute this Agreement.  All parties executing this Agreement, or documents required by this Agreement, on behalf of any corporation or other legal entity, expressly represent that they possess requisite authority under applicable corporate law, to execute this Agreement and any documents executed in pursuance hereof. Shadewell warrants that it has not and will not assign any released claims to any other party.  Except as expressly set forth in this Agreement, the Parties have not made and make no other representations, warranties, statements, promises or agreements to each other.  Neither Party has entered this Agreement in reliance on any representations made by the other Party, which have not been included or disclosed in this Agreement.

10.           Choice of Law and Venue.  This Agreement is entered into in the State of Utah and shall be construed and interpreted in accordance with its laws and statutes, and it is agreed that any disputes relating to this Agreement shall be litigated only in State or Federal courts situated in Utah County or Salt Lake County, State of Utah.

11.           Non-Waiver.  No failure of either Party to insist upon strict performance of any performance, duty, agreement or condition of this Agreement, or to exercise any right or remedy upon the breach thereof, shall constitute a waiver of any breach of this Agreement.

12.           Counterparts.  This Agreement may be signed in counterparts, which shall be considered one original.

13.           Attorney’s Fees.  In the event any action or proceeding is brought by either Party to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees whether such sums are expended with or without suit, at trial, arbitration, or on appeal.

14.           Integration.  This Agreement sets forth the entire agreement and understanding between and among the Parties hereto with respect to the subject matter hereof and supercedes all prior written and oral agreements, term sheets, negotiations and understandings; shall be binding upon the successors, assigns, heirs, and personal representatives of the parties, and may not be rescinded, cancelled, terminated, supplemented, amended, or modified in any manner whatsoever without the prior written consent of all parties.

Executed as of the date first set forth above.

MRS. FIELDS FRANCHISING, LLC,

By:	/s/ Michael Ward
Name:	Michael Ward
Its:	Executive Vice President, General Counsel

SHADEWELL GROVE IP, LLC

By:	/s/ Tim Bruer
Name:	Tim Bruer
Its:	President

EXHIBIT A

TRADEMARK LICENSE AGREEMENT

Dated January 2, 2002

[Intentionally Omitted]